SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2005

CERUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21937	68-0262011
(State of jurisdiction)	(Commission File No.)	(IRS Employer Identification No.)

2411 Stanwell Drive Concord, California 94520
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (925) 288-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On February 15, 2005, the Compensation Committee of the Board of Directors of Cerus Corporation (the “Company”) approved the corporate milestones pursuant to which performance bonuses for fiscal year 2005 would be awarded under the terms of the Bonus Plan for Senior Management of Cerus Corporation (the “Plan”).  The corporate milestones are product development, regulatory, manufacturing and balance sheet targets.  The Plan provides that each participant, including the executive officers of the Company, is eligible to receive a performance bonus (“Performance Bonus”) each fiscal year, expressed as a percentage of his or her base salary. The Compensation Committee also approved, based on the recommendation of Claes Glassell, the Company’s chief executive officer, fiscal year 2005 target Performance Bonuses of 50% for David Cook, Laurence Corash, William Dawson and Howard Ervin. The Compensation Committee agreed to amend the Plan to provide that 50% (rather than 85%) of a participant’s Performance Bonus will be based upon the attainment of corporate milestones and 50% (rather than 15%) of a participant’s Performance Bonus will be based upon the Company’s assessment of the participant’s individual performance.  A copy of the Plan is filed as Exhibit 10.47, the terms of which are incorporated by reference herein (except the fourth paragraph of Section 4, which will be amended as previously described).  The Compensation Committee also approved the following annual base salaries for the Company’s executive officers, effective March 1, 2005:  Dr. Cook, $300,000; Dr. Corash, $350,000; Mr. Dawson, $257,000; Mr. Ervin, $273,000; and Mr. Glassell, $430,000.

Item 9.01.                                            Financial Statements and Exhibits.

(c)                                  Exhibits

10.47                     Bonus Plan for Senior Management of Cerus Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: February 22, 2005	By:	/s/ William J. Dawson
William J. Dawson
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.47	Bonus Plan for Senior Management of Cerus Corporation.